UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

EMMIS COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Reverse Stock Split Q & A for Emmis Employees

What is a reverse stock split?

A reverse stock split is a process by which shares of corporate stock are effectively merged to form a smaller number of proportionally more valuable shares. In a 4:1 reverse stock split, as proposed by Emmis, 100 shares of Emmis’ Class A common stock would become 25 shares after the reverse stock split, and the price of a share would increase proportionally – with substantially the same monetary value for the shares in the aggregate. For example, if the reverse stock split occurs with an Emmis Class A common stock (NASDAQ: EMMS) closing price of $.50, your 100 shares (value - $50) would become 25 shares at $2.00 (value - $50). Market fluctuations and other factors may change the ultimate value of the shares but, economically, each shareholder would continue to own the same percentage of the company.

If you own less than four shares (or if the number of shares you own is not divisible by four), the reverse stock split will create what are called ‘fractional shares.’ Emmis is planning to just pay cash instead of issuing these fractional shares. So, for example, if you held 103 shares before the reverse stock split, you would receive after the reverse stock split 25 shares plus a check for the value of 3 pre-split shares. The payment for fractional shares will be based upon the average closing sales price of our Class A common stock as reported by Nasdaq for the 30 trading days preceding the effective date of the reverse stock split.

Why is Emmis proposing a reverse stock split?

Emmis is considering a 4:1 reverse stock split this summer to regain compliance with the NASDAQ listing rule that requires a stock, such as EMMS, to trade above $1. Dipping below $1 for a prolonged period, such as Emmis’ stock has, risks delisting. A reverse stock split is a common remedy used by companies in this situation.

When will the reverse stock split occur?

Emmis shareholders will vote on the reverse stock split at the company’s annual meeting on Thursday, July 7. If you are an Emmis shareholder, you can vote on the reverse stock split through the proxy materials you should receive electronically or by mail in early-June.

I received proxy materials, but didn’t know I owned Emmis stock. How do I find out how much stock I own?

If you are unsure why you received proxy materials, you may contact our transfer agent, American Stock Transfer & Trust (AST), who maintains records of issued Emmis stock. Contact AST by phone, letter or email:

By Phone:

(800) 937-5449

By Mail:

Operations Center

6201 15th Avenue

Brooklyn, NY 11219

Website:

www.amstock.com

Whether or not AST has a record of shares you own, you may own Emmis shares in an account with Merrill Lynch (either the Emmis 401(k) Plan or an account associated with stock issued by Emmis as part of an equity compensation plan), or in another individually-owned brokerage account. You should contact Merrill Lynch or your broker for additional information. The Merrill Lynch contact information is below:

Merrill Lynch 401(k): (800) 229-9040

Merrill Lynch Equity Stock: (877) 767-2404

I own Emmis stock. What do I need to do if the reverse stock split is approved by shareholders and implemented by the board of directors?

At this time, no action is needed. If the reverse stock split is approved by shareholders at our annual meeting on Thursday, July 7 and adopted by our board of directors, you will be notified of any additional actions using the information on file with AST, Merrill Lynch or your broker. Please revisit this page at that time for updated information. Please contact AST, Merrill Lynch (information above) or your broker if you feel you need to update your address.